Exhibit 23

AMENDMENT NO. 2 TO

15% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

This AMENDMENT NO. 2 TO 15% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE (this “Amendment”), dated as of July __, 2016 (the “Effective Date”) is entered into by Electronic Cigarettes International Group, Ltd. (formerly Victory Electronic Cigarettes Corporation) (the "Company"), and the holder set forth on the signature page hereto or its assigns (the “Holder”) of the Original Note (as defined below).

Recitals

WHEREAS, the Company issued to the Holder a 15% Senior Secured Convertible Promissory Note, dated [January 14, 2014/February 28, 2014] (the “Original Note”);

WHEREAS, the Original Note was amended in January 2015 to, among other things, reduce the interest rate payable thereon and extend the maturity date thereof (such amendment, “Amendment No. 1”);

WHEREAS, concurrently herewith, the Holder is entering into an amendment to that certain Intercreditor Agreement, dated as of April 27, 2015, between the Company, Holder, and certain other lenders to the Company holding a first priority security interest in all assets of the Company (“First Priority Secured Lenders”), in order to set forth that the security interest held by Holder shall have the same priority as the First Priority Secured Lenders, and Holder’s security interest shall no longer be subordinated to that of the First Priority Secured Lenders;

WHEREAS, the parties desire that the Original Note be further amended to reflect a change in certain provisions as specified below; and

NOW, THEREFORE, in consideration of the foregoing, and of the mutual representations, warranties, covenants, and agreements herein contained, the parties hereto agree as follows:

Agreement

Section 1.

Defined Terms. Unless otherwise indicated herein, all terms which are capitalized but are not otherwise defined herein shall have the meaning ascribed to them in the Original Note.

Section 2.

Amendments to Original Note.

(a).

The second paragraph of the Original Note is hereby amended and restated in its entirety as follows:

“FOR VALUE RECEIVED, the Company promises to pay to ________ or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $________ on June 30, 2020 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note in accordance with the provisions hereof.”

(b).

Section 1 is hereby amended by deleting the definition of VWAP and inserting the following in place thereof:

“’VWAP’ means, for any date or period, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) or the weighted average of the daily volume weighted average price of the Common Stock for each Trading Day within such period on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) or the weighted average of the daily volume weighted average price of the Common Stock for each Trading Day within such period on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported or the average of the bid prices per share of the Common Stock so reported during such period, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Securities then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.”

(c).

Section 2(a) “Payment of Interest in Cash” of the Original Note is hereby amended and restated in its entirety as follows:

“Payment of Interest in Kind. The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 4% per annum, payable on the 1st day of each month or if such day is not a Business Day on the next Business Day, payable monthly or on each Conversion Date and on the Maturity Date (each, an “Interest Payment Date”) in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company, valued at a price per share equal to the VWAP for the 90 calendar day period preceding each interest payment date, each Conversion Date or the Maturity Date, as the case may be; provided, however, that in the event the Company does not have a sufficient number of authorized but unissued shares of Common Stock that are not otherwise contractually reserved for issuance, then interest payments shall be made in cash.”

Although it is the Company’s desire to maximize its cash for its growth and operations, should Holder wish to receive its interest payments in cash instead of shares of Common Stock, then such Holder should indicate as such by checking the appropriate box on its signature page hereto and Section 2(a) “Payment of Interest in Cash” of the Original Note shall not be so amended and restated, but instead shall be amended and restated in its entirety as follows:

“The Company shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note at the rate of 4% per annum, payable on the 1st day of each month or if such day is not a Business Day on the next Business Day, payable monthly or on each Conversion Date and on the Maturity Date in cash.”

(d).

Section 2(c) is hereby amended by deleting “15%” and inserting “4%” in place thereof.

(e).

Section 2(d)(i) is hereby amended and deleting “115%” and inserting “100%” in place thereof.

(f).

Section 2(d)(ii) is hereby deleted in its entirety.

(g).

To the extent a Holder has not made an election to receive interest in cash under clause (c), above, Section 2(e) is hereby added as follows:

“e)  Mechanics of Payment of Interest in Kind.

i. Shares Issuable on Interest Payment Date.  The number of shares of Common Stock issuable on an Interest Payment Date hereunder shall be determined by the quotient obtained by dividing (x) the amount of interest to be paid by (y) the VWAP for the 90 day period preceding the date on which interest payment is due (such number of shares of Common Stock, the “In-Kind Shares”).

ii. Delivery of Certificate Upon Payment of Interest in Kind. Not later than three (3) Trading Days after each Interest Payment Date  (the “In-Kind Share Delivery Date”), the Company shall deliver, or cause to be delivered, to the Holder a certificate or certificates representing the number of In-Kind Shares being issued.  The certificates shall bear a restrictive legend in the following form, as appropriate:

“NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.”

Certificates evidencing the In-Kind Shares shall not contain any legend (including the legend set forth above): (i) while a registration statement covering the resale of the In-Kind Shares is effective under the Securities Act, (ii) following any sale of such In-Kind Shares pursuant to Rule 144, (iii) if such legend is not required under applicable requirements of the Securities Act (including under Rule 144 or judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel (or, at the Holder’s Option, counsel designated by the Holder), at the Company’s expense, to issue a legal opinion to the Transfer Agent promptly after any of the events described in (i)-(iii) in the preceding sentence if required by the Transfer Agent to effect the removal of the legend hereunder (with a copy to the Holder and its broker).  If all or any portion of the In-Kind Shares are issued at a time when there is an effective registration statement to cover the resale of the In-Kind Shares, or if such In-Kind Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including under Rule 144, judicial interpretations and pronouncements issued by the staff of the Commission, etc.) then such In-Kind Shares shall be issued free of all legends.  The Company agrees that following such time as such legend is no longer required under this Section 2(e), it will, no later than three (3) Trading Days following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing In-Kind Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 2(e).  Certificates for In-Kind Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s brokerage account with the Depository Trust Company System as directed by the Holder.

iii. Failure to Deliver Certificates.  If such certificate is not or certificates are not delivered to or as directed by the applicable Holder by the In-Kind Share Delivery Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates, to require the Company to pay in cash the amount of interest due in respect of which such In-Kind Shares were to be issued, in which event the Company shall within one business day deliver to the Holder by wire transfer of immediately available funds an amount in cash equal to such interest payment plus Late Fees on such amount.

iv. Obligation Absolute; Partial Liquidated Damages.  The Company’s obligations to issue and deliver the In-Kind Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such In-Kind Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder.  If the Company fails for any reason to deliver to the Holder such certificate or certificates pursuant to Section 2(d) by the In-Kind Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of interest due, $10 per Trading Day (increasing to $20 per Trading Day on the fifth (5th) Trading Day after such liquidated damages begin to accrue) for each Trading Day after such In-Kind Share Delivery Date until such certificates are delivered or Holder makes an election under clause (ii), above.  Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 6 hereof for the Company’s failure to deliver In-Kind Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.  The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

v. Compensation for Buy-In on Failure to Timely Deliver Certificates. In addition to any other rights available to the Holder, if the Company fails for any reason to deliver to the Holder such certificate or certificates by the In-Kind Share Delivery Date pursuant to Section 2(e)(ii), and if after such In-Kind Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the In-Kind Shares which the Holder was entitled to receive on the In-Kind Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive on the Interest Payment Date at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either within one business day deliver to the Holder by wire transfer of immediately available funds an amount in cash equal to such interest payment plus Late Fees on such amount or deliver to the Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under Section 2(e)(ii).  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted sale of In-Kind Shares with respect to which the actual sale price of the In-Kind Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000.  The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing In-Kind Shares as required pursuant to the terms hereof.

vi. Reservation of Shares. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance in payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall be issuable (taking into account the adjustments and restrictions of Section 5) upon the payment of interest hereunder.  The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement (subject to such Holder’s compliance with its obligations under the Registration Rights Agreement).

vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued in payment of interest hereunder.  As to any fraction of a share which the Holder would otherwise be entitled to receive on any Interest Payment Date, the Company shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the VWAP used in calculating the In-Kind Shares issuable on that Interest Payment Date or round up to the next whole share.

viii. Transfer Taxes and Expenses.  The issuance of certificates for In-Kind Shares shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificates, provided that, the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of this Note and the Company shall not be required to issue or deliver such certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.  The Company shall pay all Transfer Agent fees required for same-day processing of the issuance of In-Kind Shares.

ix.  Reporting Requirements.  The Company will furnish in writing to the Holder hereof promptly upon request any such information as may be requested by such Holder to permit such Holder to comply with the Securities Act and the Securities Exchange Act of 1934, as amended.

x.  Granting of Security Interests.  The Company acknowledges and agrees that the Holder may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the In-Kind Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, the Holder may transfer pledged or secured In-Kind Shares to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the Holder’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

xi.  Furnishing of Information; Public Information.  Until the earliest of the time that the Holder no longer owns the In-Kind shares, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then then subject to the reporting requirements of the Exchange Act.”

(h).

Section 4(b) “Conversion Price” of the Original Note is hereby amended and restated in its entirety as follows:

“Conversion Price”. The conversion price in effect on any Conversion Date shall be equal to $0.145, subject to adjustment herein (the “Conversion Price”).”

(i).  Section 4(c)(ii) is hereby supplemented by adding the following at the end thereof:

Certificates evidencing the Conversion Shares shall not contain any legend (including the legend set forth above): (i) while a registration statement covering the resale of the Conversion Shares is effective under the Securities Act, (ii) following any sale of such Conversion Shares pursuant to Rule 144, (iii) if such legend is not required under applicable requirements of the Securities Act (including under Rule 144 or judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel (or, at the Holder’s Option, counsel designated by the Holder), at the Company’s expense, to issue a legal opinion to the Transfer Agent promptly after any of the events described in (i)-(iii) in the preceding sentence if required by the Transfer Agent to effect the removal of the legend hereunder (with a copy to the Holder and its broker).  If all or any portion of the Conversion Shares are issued at a time when there is an effective registration statement to cover the resale of the Conversion Shares, or if such Conversion Shares may be sold under Rule 144 or if such legend is not otherwise required under applicable requirements of the Securities Act (including under Rule 144, judicial interpretations and pronouncements issued by the staff of the Commission, etc.) then such Conversion Shares shall be issued free of all legends.  The Company agrees that following such time as such legend is no longer required under this Section 4(c)(ii), it will, no later than three (3) Trading Days following the delivery by the Holder to the Company or the Transfer Agent of a certificate representing Conversion Shares, as applicable, issued with a restrictive legend, deliver or cause to be delivered to the Holder a certificate representing such shares that is free from all restrictive and other legends.  The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 4(c)(ii).  Certificates for Conversion Shares subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s brokerage account with the Depository Trust Company System as directed by the Holder.

(j).  Section 4(c) is hereby supplemented by adding the following at the end thereof:

“iv.  Granting of Security Interests.  The Company acknowledges and agrees that the Holder may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Conversion Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and, if required under the terms of such arrangement, the Holder may transfer pledged or secured Conversion Shares to the pledgees or secured parties.  Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith.  Further, no notice shall be required of such pledge.  At the Holder’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities.

x.  Furnishing of Information; Public Information.  Until the earliest of the time that the Holder no longer owns the Conversion Shares, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act even if the Company is not then then subject to the reporting requirements of the Exchange Act.”

(k).  Section 4(d) is hereby deleted in its entirety.

(l).  To the extent a Holder has not made an election to receive interest in cash under clause (c), above, Section 6(a)(ii) is hereby amended and restated in its entirety as follows:

“ii. the Company shall fail to observe or perform any other covenant or agreement contained in the Notes (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder in payment of interest in kind or upon conversion, which breach is addressed in clause (xi) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) 5 Trading Days after notice of such failure sent by the Holder or by any other Holder to the Company and (B) 10 Trading Days after the Company has become or should have become aware of such failure;”

(m).  To the extent a Holder has not made an election to receive interest in cash under clause (c), above, Section 6(a)(xi) is hereby amended and restated in its entirety as follows:

“xi. the Company shall fail for any reason to deliver certificates to a Holder prior to the fifth Trading Day after an Interest Payment Date pursuant to Section 2(e) or a Conversion Date pursuant to Section 4(c) or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not pay interest in kind or honor requests for conversions of any Notes in accordance with the terms hereof; or

(n).

Section 7(k) is hereby added as follows:

“Takeover Statutes. No “control share acquisition,” “fair price,” “moratorium,” “business combination” or other anti-takeover Law (a “Takeover Statute”) in effect as of the date hereof is applicable or will be applicable to this Note, the Holder or any affiliate or associate thereof (whether as a result of the Holder’s Beneficial Ownership and/or the Beneficial Ownership of the Holder’s affiliates and/or associates or otherwise) or any transaction contemplated by this Note, including any acquisition of shares of Common Stock upon the conversion of this Note or In-Kind Shares. The Company Board will take all necessary action so that to the fullest extent possible no Takeover Statute will apply to this Note, the Holder or any affiliate or associate thereof (whether as a result of the Holder’s Beneficial Ownership and/or the Beneficial Ownership of the Holder’s affiliates and/or associates or otherwise) or any transaction contemplated by this Note, including any acquisition of shares of Common Stock upon the conversion of this Note or In-Kind Shares.  No claim will be made or enforced by the Company or, with the consent of the Company, any other Person, that any Takeover Statute applies to this Note, the Holder or any affiliate or associate thereof (whether as a result of the Holder’s Beneficial Ownership and/or the Beneficial Ownership of the Holder’s affiliates and/or associates or otherwise) or any transaction contemplated by this Note, including any acquisition of shares of Common Stock upon the conversion of this Note or In-Kind Shares.  The Company will not adopt any “poison pill” or rights plan or other anti-takeover plan or arrangement that could be triggered by the Holder’s Beneficial Ownership and/or the Beneficial Ownership of the Holder’s affiliates and/or associates.  For purposes hereof, “Beneficial Ownership” means, with respect to any person, such person’s beneficial ownership of shares of Common Stock issuable hereunder alone or in combination with any other shares of Common Stock beneficially owned by such person and any other shares of Common Stock the ownership of which may be attributable to such person pursuant to any Takeover Statute; and “Law” means any federal, state, local or foreign law, statute, code, directive, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.”

Section 3.

Ratifications; Inconsistent Provisions. Except as otherwise expressly provided herein, the Original Note, is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Effective Date, all references in the Original Note to “this Note”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Note shall mean the Original Note as amended by Amendment No. 1 and this Amendment.  Notwithstanding the foregoing to the contrary, to the extent that there is any inconsistency between the provisions of the Original Note and this Amendment, the provisions of this Amendment shall control and be binding.

Section 4.

Counterparts. This Amendment may be executed in any number of counterparts, all of which will constitute one and the same instruments and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile or other electronic transmission of any signed original document shall be deemed the same as delivery of an original.

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IN WITNESS WHEREOF, the Company has caused this Amendment to be executed as of the date first written above by its respective officers thereunto duly authorized.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

By: __________________________

Name:

Title:

Acknowledged and Accepted as of the

date first written above:

______________________

Name of Holder

By: ___________________

Name:

Title:

Although it is the Company’s desire to maximize its cash for its growth and operations, should Holder wish to receive its interest payments in cash instead of shares of Common Stock, then such Holder should indicate as such by checking here:______